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EXHIBIT 15.1



AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


December 9, 2004

Ameritrade Holding Corporation
Omaha, Nebraska


We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the three and nine-month periods ended June 25, 2004 and June 27, 2003, as indicated in our report dated August 2, 2004 (December 9, 2004 as to the effects of the restatement discussed in Note 13) which report contains an explanatory paragraph related to the restatement described in Note 13; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended June 25, 2004, is incorporated by reference in Registration Statement Numbers 333-105336, 333-99481, 333-99353, 333-86164 and 333-77573 on Form S-8 and Post Effective
Amendment No. 1 to Registration Statement Number 333-88632 on Form S-3 to Form S-4.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/S/ DELOITTE & TOUCHE LLP

Omaha, Nebraska